Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2018, relating to the consolidated financial statements of First Hawaiian, Inc. and Subsidiary, and the effectiveness of First Hawaiian, Inc. and Subsidiary’s  internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Hawaiian, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

May 8, 2018